EXHIBIT 10.30

AGREEMENT

     THIS AGREEMENT (“Agreement”) dated as of August    , 2003, is made and entered into by and among SOLUTIA INC., a Delaware corporation (“Solutia”), PHARMACIA CORPORATION, a Delaware corporation (“Pharmacia”), and MONSANTO COMPANY, a Delaware corporation (“Monsanto”). Each of Solutia, Pharmacia and Monsanto are referred to herein individually as a “Party” and collectively as the “Parties”.

     WHEREAS, Pharmacia (formerly known as Monsanto Company and sometimes referred to herein as “Old Monsanto”) and Solutia are parties to that certain Distribution Agreement dated as of September 1, 1997 (the “Distribution Agreement”, which was entered into in connection with the distribution of the common stock of Solutia to the stockholders of Old Monsanto;

     WHEREAS, pursuant to the Distribution Agreement, among other things, Old Monsanto assigned and transferred the Chemical Assets (as defined in the Distribution Agreement) to Solutia and Solutia assumed all of the Chemical Liabilities (as defined in the Distribution Agreement) of Old Monsanto;

     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 19, 1999 (the “Merger Agreement”), by and among Old Monsanto, MP Sub, Incorporated (“Merger Sub”) and Pharmacia & Upjohn, Inc. (“PNU”), the parties agreed that Merger Sub would be merged with and into PNU with PNU surviving as a wholly owned subsidiary of Old Monsanto in the merger (the “Merger”);

     WHEREAS, on February 9, 2000, the new Monsanto Company (which is the Delaware corporation identified in the introductory paragraph of this Agreement as “Monsanto Company” and which is referred to herein as either “New Monsanto” or “Monsanto”, as the context requires) was incorporated as a wholly owned subsidiary of Old Monsanto under the name “Monsanto Ag Company”

     WHEREAS, on March 31, 2000, (i) the Merger was effective, (ii) Old Monsanto changed its name from “Monsanto Company” to “Pharmacia Corporation”, and (iii) New Monsanto changed its name from “Monsanto Ag Company” to “Monsanto Company”;

     WHEREAS, on September 1, 2000, New Monsanto and Pharmacia entered into certain agreements, including that certain Separation Agreement, dated as of September 1, 2000 (the “Separation Agreement”), pursuant to which, among other things, Pharmacia assigned and transferred certain assets related to its agriculture products business and certain other assets to New Monsanto and New Monsanto assumed certain liabilities relating thereto and all liabilities that were assumed by Solutia or any of its subsidiaries in connection with the Distribution Agreement to the extent that Solutia fails to pay, perform, or discharge such liabilities;

     WHEREAS, Pharmacia and Solutia are named as defendants in each of Sabrina Abernathy et. al. v. Monsanto Company et. al., Case No. CV01832 (“Abernathy Litigation”) and Payton et. al. v. Monsanto Company et. al. (“Payton Litigation”) in which the plaintiffs claim to have sustained personal injuries and/or property damage as a result of the alleged release of polychlorinated biphenyls (“PCBs”) from Old Monsanto’s (now Solutia’s) plant in Anniston, Alabama;

     WHEREAS, each of Solutia, Monsanto and Pharmacia are defendants in Antonia Tolbert et. al., v. Monsanto Company, et. al., Case No. CV-01-C-1407-W (the “Tolbert Litigation”, and referred to herein together with the Abernathy Litigation as the “Litigation”) in which the plaintiffs also claim to have sustained personal injuries and/or property damage as a result of the alleged release of PCBs from Old Monsanto’s (now Solutia’s) plant in Anniston, Alabama;

     WHEREAS, on July 1, 2002, (i) the Parties entered into a certain Amendment to the Distribution Agreement (the “Distribution Agreement Amendment”) pursuant to which the assignment from Pharmacia to Monsanto of certain assets and liabilities contemplated pursuant to the Separation Agreement (including certain of Pharmacia’s rights and obligations under the Distribution Agreement) was effectuated and the relationship among the Parties was preserved as nearly as possible with the original intent and terms of the Distribution Agreement, (ii) the Parties entered into that certain Protocol Agreement (the “Anniston Protocol Agreement”) related to the Abernathy Litigation and pursuant to which the Parties agreed on certain matters pertaining to the posting of an appeal bond with respect to, and control of decisions regarding settlement of, the Abernathy litigation, and (iii) Pharmacia and Monsanto entered into that certain First Amendment to Separation Agreement (the “Separation Agreement”, as so amended, being referred to as the “Amended Separation Agreement”) pursuant to which those parties clarified their respective rights and obligations relating to Monsanto’s indemnification obligations under the Separation Agreement;

     WHEREAS, pursuant to the terms of the Distribution Agreement, as amended by the Distribution Agreement Amendment (the “Amended Distribution Agreement”), Solutia is required to manage the Litigation and indemnify, defend and hold harmless Pharmacia and Monsanto for certain costs, expenses and judgments arising from the Litigation;

     WHEREAS, Solutia, Pharmacia and Monsanto have reached agreement on the settlement of the Litigation (“Settlement”) and desire to set forth herein the respective settlement obligations of the Parties (the term “Settlement Agreement” as used herein shall mean the definitive written settlement agreement which is approved by an order of the court having jurisdiction over the Litigation).

     WHEREAS, Pfizer Inc. (“Pfizer”), which is not a party to the litigation, has agreed to make a contribution to the Settlement (“Pfizer Contribution”); and

     NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the adequacy and sufficiency of which is hereby acknowledged, Solutia, Pharmacia and Monsanto, intending to be legally bound, each agree as follows:

   1. Settlement Obligations.

     (a) In consideration for Solutia’s entering into the Settlement Agreement and the performance by Solutia of its obligations hereunder and thereunder, Monsanto hereby agrees to (i) enter into the Settlement Agreement upon court approval thereof and to pay the Monsanto Settlement Amount (as defined on Exhibit A hereto) promptly and in accordance with the terms of the Settlement Agreement; (ii) fully perform all other Monsanto Obligations (as defined on Exhibit A hereto) under the Settlement Agreement; and (iii) in accordance with the terms of the Settlement Agreement, absolutely, fully, finally and irrevocably release, waive and discharge any and all actions, causes of action, judgments, executions, suits, claims, counterclaims, demands, defenses, liabilities, obligations and expenses (including attorneys’ fees and expenses) of any and every character or kind, whether known or unknown, direct or indirect, liquidated or unliquidated, disputed or undisputed, fixed or contingent, matured or unmatured, arising at law or in equity, or heretofore or hereafter arising (collectively, “Claims”), that it ever had, now has, or hereafter can, shall or may have or assert against Solutia and its subsidiaries, affiliates, predecessors, successors and assigns and any of its respective directors, officers, stockholders, members, partners, agents, employees, representatives, attorneys, accountants and financial and other advisors, for or by any reason or any cause, matter, thing, occurrence, event, action, act, or omission to act arising or occurring on or prior to the date of the Settlement Agreement, but in each case only to the extent relating to or arising from the Litigation, whether it arises from the Amended Distribution Agreement (including, without limitation, the indemnification provisions thereof) or otherwise.

     (b) In consideration for Solutia’s entering into the Settlement Agreement and the performance by Solutia of its obligations hereunder and thereunder, Pharmacia hereby agrees to (i) enter into the Settlement Agreement upon court approval thereof; and (ii) absolutely, fully, finally and irrevocably release, waive and discharge any and all Claims that it ever had, now has, or hereafter can, shall or may have or assert against Solutia and its subsidiaries, affiliates, predecessors, successors and assigns and any of its respective directors, officers, stockholders, members, partners, agents, employees, representatives, attorneys, accountants and financial and other advisors, for or by reason of the Pfizer Contribution to the Settlement Agreement.

     (c) In consideration for Monsanto’s and Pharmacia’s entering into the Settlement Agreement and the performance by Monsanto and Pharmacia of their respective obligations hereunder and thereunder, Solutia hereby agrees to (i) enter into the Settlement Agreement upon court approval thereof and pay the Solutia Settlement Amount including the Pfizer Contribution (as defined on the attachment to Exhibit A hereto) promptly and in accordance with the terms of the Settlement Agreement; (ii) perform all other Solutia Obligations (as defined on Exhibit A hereto) under the Settlement Agreement; (iii) issue to Monsanto the Solutia Common Stock Warrants on substantially the terms described on Exhibit B hereto; (iv) fully perform all obligations of Solutia under the Settlement Agreement relating to the Payton Litigation; (v) acknowledge Monsanto’s rights to access and receive direct reimbursement from the insurance policies related to coverage for claims which are the subject of the Litigation as described on Exhibit C hereto and the proceeds thereof (collectively, the “Insurance Policies”), excluding the following: all Solutia claims against the Insurance Policies which are outstanding as of the date of the Settlement Agreement relating to reimbursement for expenses previously incurred by Solutia, and all claims filed by Solutia against the Insurance Policies after the date of the Settlement Agreement for reimbursement of expenses that have been, or will be incurred by Solutia in connection with the defense of the Litigation and the defense and settlement of the

Payton Litigation, upon the court approval of the respective settlement agreements; and (vi) in accordance with the terms of the Settlement Agreement, absolutely, fully, finally and irrevocably release, waive and discharge any Claims that it ever had, now has, or hereafter can, shall or may have or assert against Monsanto and Pharmacia and its parent, subsidiaries, affiliates, predecessors, successors and assigns and any of their respective directors, officers, stockholders, members, partners, agents, employees, representatives, attorneys, accountants and financial and other advisors, for or by any reason or any cause, matter, thing, occurrence, event, action, act, or omission to act arising or occurring on or prior to the date of the Settlement Agreement, but in each case only to the extent relating to or arising from the Litigation.

     2. Representations and Warranties. Each Party hereto represents and warrants that it is duly authorized to enter into this Agreement.

     3. Successors and Assigns. The provisions of this Agreement shall be binding upon the Parties and their respective successors and assigns and subsidiaries, and each of the respective officers, directors, employees, agents and attorneys of such persons.

     4. Cooperation. The Parties agree that, to the extent reasonably requested, each will cooperate with the others in connection with any public statement, press release or similar announcement regarding the settlement of the Litigation.

     5. Miscellaneous. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the Settlement Agreement constitute the entire agreement among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     6. Governing Law/Forum. This Agreement shall be governed in all respects by the laws of the State of New York without regard to its conflict-of-laws rules. Each Party consents to the non-exclusive jurisdiction of the courts of the State of New York in the event of any dispute hereunder.

     7. Knowingly and Voluntarily. Each Party hereby verifies that (a) it has read and understood the provisions of this Agreement and the releases executed pursuant hereto, (b) it is knowingly and voluntarily entering into this Agreement, and (c) it has not been coerced or threatened into signing this Agreement.

     8. Limited Waiver. Other than as specifically provided herein with respect to the waiver of Claims that either Pharmacia or Monsanto may have against Solutia for or by any reason or any cause, matter, thing, occurrence, event, action, act, or omission to act arising or occurring on or prior to the date of the Settlement Agreement, but in each case only to the extent relating to or arising from the Litigation, neither Pharmacia not Monsanto has waived or compromised any of their respective rights under the Amended Distribution Agreement (including, without limitation, the indemnification provisions thereof).

     IN WITNESS WHEREOF, the undersigned have made and entered into this Agreement as of the date first shown above.

SOLUTIA INC

By:	/s/ Jeffry N. Quinn

Name: Jeffry N. Quinn
Title: Sr. V.P.

MONSANTO COMPANY

By:	/s/ Robert A. Paley

Name: Robert A. Paley
Title: Vice President & Treasurer

PHARMACIA CORPORATION

By:	/s/ Steven C. Kany

Name: Steven C. Kany
Title: General Counsel

Exhibit A

Monsanto, Pharmacia and Solutia Settlement Amounts and Settlement Obligations

Solutia Settlement Amount:	$50 million payable over not less than eleven years

Pfizer Contribution:	Attached

Monsanto Settlement Amount:	All payment due under the Litigation Settlement Agreement less the Solutia Settlement Amount and Pharmacia Settlement Amount

Exhibit B

Solutia Inc. Common Stock Warrants

Issuer:	Solutia Inc.

Recipient:	Monsanto Company

Type of Security:	Warrants to purchase up to 10,000,000 shares of Solutia Common Stock, at a per share purchase price equal to the average closing price for the Common Stock on the New York Stock Exchange for the five trading days immediately prior to the announcement of a settlement of the Litigation. The conditions precedent to the exercise of the warrant being either a signed Solutia change in control agreement (as defined in the Indenture governing Solutia’s 2009 Notes) or when Solutia’s average closing stock price over a 30 day period exceeds $10 per share.

Issuance:	Upon court approval of Settlement Agreement.

Expiration Date of Warrants:	The earlier of (i) the date which is ten years after the date of issuance of the warrants and (ii) the date which is seven days after a Change in Control.

Other:	The warrants will have no rights associated with the Common Stock into which they are exercisable, including, without limitation, rights to dividends, proceeds upon liquidation of Solutia or voting rights.

The Common Stock issuable upon exercise of the warrants will not be registered under the Securities Act of 1933, until such time that a registration statement is filed pursuant to registration rights to be negotiated in good faith by the parties.

The warrants will not be transferable without the prior written consent of Solutia, which will not unreasonably be withheld.

Exhibit C

Description of Insurance Policies

All policies of insurance applicable to the Litigation issued by AIG-related Companies as described in an Agreement effective November 4, 2002 and by Travelers Indemnity Company as described in an Agreement of Settlement Compromise and Release dated December 28, 1993 as amended October 5, 2001.